EXHIBIT 99.1

EVCI Career Colleges Reports New Student Caps for Interboro’s Spring 2006 Through Spring 2007 Semesters

Cost cutting measures being developed and implemented for Interboro

Yonkers, NY—(Market Wire)- January 13, 2006—EVCI Career Colleges Holding Corp. (NasdaqSC: EVCI-News). EVCI today announced that it had received a letter from the New York State Education Department (“SED”) relating to the ongoing compliance review of the college that includes limits on the number of first-time enrollments Interboro may accept for its spring 2006 through spring 2007 semesters. The enrollment caps are tied to an SED expectation that at least 65 percent of Interboro students who are first enrolled at Interboro for either of its spring 2006 or summer 2006 semesters will persist to their second semester of attendance at Interboro.

The caps limit initial first-time enrollment and first-time enrollment after the third week of the semester as follows:

	Initial	After 3 Weeks*

Spring 2006	900	850
Summer 2006	900	850
Fall 2006	1,080	1,000
Spring 2007	1,080	1,000

* Caps are approximate to allow for differences in drop out rates.

The number of first-time enrollments (after at least three weeks of the semester) for Interboro’s spring, summer and fall 2005 semesters were approximately 1,650, 1,250 and 1,950, respectively. Approximately 42% of Interboro students who first enrolled in the spring 2005 semester persisted to a second semester. Persistence rates at Interboro for students who are enrolled at Interboro for the first time in the fall semester have been generally greater than first time enrollment in a spring or summer semester. For example, approximately 50% of Interboro students who first enrolled in the fall 2004 semester persisted to a second semester. Interboro is implementing additional strategies in its efforts to meet SED’s persistence requirement.

According to SED’s letter, it will monitor Interboro with site visits in the spring and summer of 2006 to determine its progress in implementing SED’s December 2, 2005 report and meeting the 65 percent persistence requirement. Afterward, SED may determine that adjustments to the enrollment restrictions may be appropriate. During Interboro’s spring 2007 semester, SED will determine what continued enrollment restrictions are necessary, if any.

Contemporaneously with this press release, EVCI will be filing a form 8-K that includes as exhibits documents relating to SED’s ongoing compliance review of Interboro, that have been exchanged by EVCI or Interboro and SED since Interboro’s receipt of SED’s letter and report dated December 2, 2005.

Interboro is developing and implementing cost cutting measures, in view of the anticipated reduction in EVCI’s revenue as a result of these enrollment caps, the raising of Interboro’s admissions standards, the potential negative impact resulting from adverse publicity arising from SED’s compliance review and the currently anticipated additional $400,000 of 2006 capital costs and $1,000,000 of operating costs, starting in 2006, required to comply with SED directives. So far, more than $1,800,000 in cuts are currently planned.

Before it can complete its plans for cost cutting, management needs more time to evaluate, and to discuss with its bank, the adverse impact of the Interboro enrollment limitations, other changes resulting from SED’s compliance review, as well as other costs, on EVCI’s current and future results and financial condition. Additional information regarding management’s evaluation and plans will be included in EVCI’s Form 10-K for its year ended December 31, 2005.

Safe Harbor Statement:

This press release contains forward-looking statements regarding the impact of enrollment limitations, anticipated cost cutting measures and other changes on Interboro’s current and future results and financial condition. If Interboro is unable to meet SED’s persistence levels, SED may impose additional material restrictions. While SED would use strategies to protect Interboro’s existing students from adverse consequences, it could require Interboro to not accept any new students and/or relocate existing students. Furthermore, EVCI may not be able to remain compliant with the financial and other covenants of its bank line or to continue its operations. For additional information regarding EVCI’s bank line, risks and other information relating to Interboro’s relationship with SED and other risks of EVCI’s business, references is made to EVCI’s 10-Q for its quarter ended September 30, 2005, its 8-K, as amended, dated September 16, 2005, its 8-K dated January 12, 2006 and its 10-KSB for the year ended December 31, 2005.

Contact Information:

Dr. John J. McGrath, CEO and President
EVCI Career Colleges Holding Corp.
914.623.0700

Joseph J. Looney, CFO
EVCI Career Colleges Holding Corp.
914.623.0700